Exhibit 23.1

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

303 PORT WORTH CLUB BUILDING

308 WEST SEVENTH STREET

FORT WORTH, TEXAS 76102-4907

(817)330-2401

Baseline Oil & Gas Corp.

411 North Sam Houston Parkway East, Ste

300 Houston, Texas 77060

Ladies and Gentlemen:

The undersigned consents to the reference to the name Cawley, Gillespie & Associates, Inc and to the inclusion of our evaluation, dated September 12, 2007, of the “Baseline Oil & Gas Interests - Proved Reserves for Matagorda and Stephens Counties, Texas as of June 1, 2007” (the “Reserve Report”) in the Registration Statement on Form S-3 of Baseline Oil & Gas Corp.

The undersigned further consents to the reference to us as named experts under the heading “Independent Petroleum Engineers” in the Registration Statement.

Cawley, Gillespie & Associates, Inc

/s/ Kenneth J. Mueller, P.E.
Kenneth J. Mueller, P.E. Vice President

Fort Worth, Texas

March 4, 2008